CUSTODIAN AGREEMENT


         THIS AGREEMENT, made as of the 1st day of February, 1996, is by and between TWENTIETH CENTURY STRATEGIC PORTFOLIOS, INC., a Maryland Corporation ("Corporation") and BOATMEN'S FIRST NATIONAL BANK OF KANSAS CITY, a nationally-chartered banking association ("Custodian").

         1. During the term of this Agreement the Corporation shall maintain one or more custody accounts (the "Accounts") with the Custodian and shall deposit in the Accounts all currency, checks, drafts, wired funds and other funds delivered to the Corporation in Kansas City, Missouri in payment for its shares. All checks, drafts and similar items shall be endorsed in proper form for deposit to the Accounts.

         2. The Custodian shall provide a courier for delivery of deposits from the Corporation's office to the Custodian, and the courier shall pick up the deposits at such times as the Corporation and Custodian may from time to time agree upon.

         3. The Custodian promptly and in a business-like manner shall process the items so deposited in the Accounts and remit the funds deposited to United States Trust Company of New York, the Corporation's custodian, for deposit in Corporation's accounts there. Any funds not remitted by the close of each day shall be invested for the Corporation's benefit in such manner as the Corporation and Custodian may from time to time agree upon. All income from such investments shall be deposited in the Accounts. No funds shall be invested or otherwise utilized for the benefit of the Custodian.

         4. (a) The Custodian shall, no later than 9 a.m. on every day (Saturdays, Sundays and Holidays excluded), report to the Corporation the balance in the Accounts and the amounts available for transfer to The Chase Manhattan Bank, N.A.

            (b) The Custodian shall furnish monthly bank statements of the Accounts in the usual form.

            (c) At least monthly the Custodian shall provide the Corporation with an account analysis showing average ledger and collected balance for the month, total items processed and other bank services used during the period, together with the Custodian's statement for its services. The Corporation shall compensate the Custodian for its services in accordance with the schedule of compensation attached to this Agreement and marked Schedule 1.

         5. If the Corporation instructs the Custodian in any capacity to take any action with respect to any funds held by it hereunder, which action might subject the Custodian in the opinion of the Custodian to liability for any cost, loss, damage or expense, as a prerequisite to taking such action the Custodian shall be and be kept indemnified in an amount and form satisfactory to it.

         6. This Agreement may be terminated by the Corporation in whole or in part upon ten (10) days written notice delivered to the Custodian at 10th & Baltimore, Kansas City, Missouri 64105 (mailing address P.O. Box 38, Kansas City, Missouri 64183-0300) or by the Custodian upon sixty (60) days written notice delivered to the Corporation at 4500 Main Street, Kansas City, Missouri 64111 (mailing address P.O. Box 419200, Kansas City, Missouri 64141), and each party may from time to time designate another address to which such notice shall be delivered. Such notices shall be sent by registered mail and shall be deemed delivered when deposited in the United States Mail, postage prepaid. In the event of the inability of the Custodian to serve or other termination of this Agreement by either party, the Corporation shall forthwith appoint a custodian which qualifies as such under the Investment Company Act of 1940 or any other applicable law and the Custodian shall deliver all funds to such successor custodian (or to any other custodian of the Corporation's assets) and such delivery shall constitute a full and complete discharge of the Custodian's obligations hereunder. If no such successor shall be found and there should be no other custodian, the Corporation shall submit to the holders of shares of its capital stock, before permitting delivery of such cash to anyone other than a qualified custodian, the question whether the Corporation shall be dissolved or shall function without a custodian; and pending such decision the Custodian shall:

             (a)  continue to hold the Accounts, or

             (b) deliver the funds in the Accounts, and all other assets,if any, to a bank or trust company selected by it, such funds and assets to be held subject to the terms of custody hereunder and any such delivery shall be a full and complete discharge of its obligation hereunder.

         7. If the Corporation shall be liquidated while this Agreement is in force, the Custodian shall distribute the property of the Corporation to creditors and shareholders in such manner as the Corporation may direct.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its officer or officers duly authorized, as of the day and year first above written.

                                            TWENTIETH CENTURY STRATEGIC
                                            PORTFOLIOS, INC.

                                            By: /s/ James E. Stowers, Jr.
                                            -----------------------------
                                            James E. Stowers, Jr.
                                            Chairman of the Board


                                            BOATMEN'S FIRST NATIONAL BANK OF
                                            KANSAS CITY

                                            By: /s/ Rebecca L. Dehart
                                            -------------------------
                                            Rebecca L. Dehart
                                            Vice President


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